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                                                                      Exhibit 99


                                 [DEMEGEN LOGO]


Mr. James Colker
Managing General Partner
CEO Venture Fund III
2000 Technology Drive, Suite 160
Pittsburgh, PA 15219-3451


June 28, 2001

RE: Demegen, Inc. (the "Company")/CEO Venture Fund III - Consent to Increase the Number of Directors and Amend the Amended and Restated By-Laws of the Company



Dear Jim:

This letter is written to evidence the consent of CEO Venture Fund III, the holder of all the Company's Convertible Preferred Stock ("CEO"), to the following matters:

1. In accordance with Article IV, Subsections 7B and 8G of the Company's Articles of Incorporation, as amended (the "Articles"), the increase of the size of the Board of Directors from seven to eight directors and, for purposes of the election of directors of the Company's next annual meeting, the increase in the number of directors to be elected by the holders of the Company's Common Stock from four to five directors.

2.   In accordance with Article IV, Subsection 8C of the Articles, amendment of
     Article IV, Subsection 6 of the Company's Amended and Restated Bylaws to read as follows:

               Except as otherwise provided in the Corporation's Articles of Incorporation, any vacancy occurring in the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors even though there be less than a quorum at any meeting of the Board of Directors called to fill that vacancy. A director elected to fill a vacancy of a predecessor director shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and qualified.

In accordance with the Company's Articles, if the foregoing accurately reflects the terms of CEO's consent, please so indicate in the space provided below on the additional enclosed copy of the letter and return it to me at your earliest convenience.


Very truly yours,


/s/ RICHARD D. EKSTROM
----------------------------------
Richard D. Ekstrom, President



ACKNOWLEDGED AND CONSENTED TO ON JUNE 28, 2001

CEO VENTURE FUND III


By:  /s/ JAMES COLKER
    -------------------------------
    James Colker







          Demegen, Inc.  o  1051 Brinton Road, Pittsburgh, PA 15221  o
                       412-241-2150  o  Fax 412-241-2161